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                                                                   EXHIBIT 99.1


                                 PROXYMED, INC.
       FOURTH QUARTER AND YEAR END 2001 FINANCIAL RESULTS CONFERENCE CALL

                           MODERATOR: MICHAEL HOOVER
                               FEBRUARY 14, 2002
                                 10:00 A.M. ET


Operator:         Ladies and gentlemen, thank you for standing by. Welcome to the ProxyMed fourth quarter and year end 2001 conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time if you have a question, please press the one, followed by the four on your telephone. As a reminder, this conference is being recorded Thursday, February 14th, 2002.

                  I would now like to turn the conference over to Judd Schmid, Chief Financial Officer. Please go ahead, sir.

Judson Schmid:    Thank you, Stephanie. Good morning, everyone. Thank you for joining us for ProxyMed's conference call to discuss the company's results for the fourth quarter and year end of 2001. I'm Judson Schmid, ProxyMed's Chief Financial Officer.

                  Before we begin our discussion, let me take a minute to reference the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. "This conference call may contain forward-looking statements that are subject to risks and uncertainties, including but not limited to, assumptions, beliefs and opinions related to ProxyMed's growth strategy based upon ProxyMed's interpretation and analysis of health care industry trends and management's ability to successfully develop, market, sell, cross-sell, and implement its clinical and financial transaction services and software applications to physicians, pharmacies, laboratories and payers as well as the successful integration of its acquisitions. Other risk factors are detailed in the company's filings with the Securities and Exchange Commission. ProxyMed expressly disclaims any intent or obligation to update any forward looking statements."

                  Leading today's conference call is Mike Hoover, ProxyMed's Chairman and Chief Executive Officer, and providing an operational summary will by Nancy Ham , our President and Chief Operating Officer.

                  I'd like to now turn the call over to Mike. Go ahead, please, Mike.

Michael Hoover:   Thank you, Judd. Good morning, everyone, and welcome to
                  ProxyMed's year end 2001, results conference call. Today we will discuss and review our fourth quarter and year end results for 2001, and then we'll review our strategies for 2002. In our discussion today, we will be focusing on the successful completion of our turn around of the company and how ProxyMed's focus on the small physician practice differentiates us and drives our 2002 strategy. As is customary, at the end of our remarks, we will open up the lines for any questions that you may have.

                  Let me begin by saying I will never get tired of repeating that once again we have good news to report. That ProxyMed has reported record revenue and EBITDA profits for the quarter and for the year. 2001 was certainly a busy year here for ProxyMed. In 12 short months we were able to get our growth on track, increasing revenue by almost 30 percent over 2000, and transaction volume by over 70 percent. We enter 2002 with a transaction run rate over 106 million transactions annually. On the margin side, we reduced SG&A expenses by 10 percent on a monthly run rate, while driving our EBITDA margins from years of losses to three consecutive quarters of record profits. As a result, we are pleased to report that we exceeded our original revenue guidance of $42.5 million and we have met comfortably our updated guidance for EBITDA, as adjusted.


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                  As if that weren't enough, we also completed our capital
                  structure cleanup, raised $8 million in new capital, grew our institutional ownership significantly and restructured our board to a more efficient seven members. Beginning the year on track to deliver our first full quarter of EPS, which will be the second quarter of 2002. I wanted to thank the management team and all of our terrific associates for a job well done.

                  Now to get to the details, let's turn it back over to Judd who will take us through the financial results for the quarter and for the year. Judd.

Judson Schmid:    Thank you, Mike, and good morning, everyone. As Mike said, we'll never get tired of saying that we have good news to report once again here at ProxyMed. 2001 was certainly a terrific year for us with record revenues and profits. To begin our discussion, we are reporting quarterly revenues of $12.8 million, up 8 percent over the third quarter and up 47 percent over the fourth quarter of 2000. In addition, we are reporting a record EBITDA profit of $930,000, an improvement of 23 percent over last quarter and our eighth consecutive quarter of EBITDA improvement.

                  For the 2001 year, revenues were $43.2 million, a 29 percent increase over the 2000 year, and in excess of our guidance of $42.5 million. More importantly, we delivered EBITDA as adjusted of $2.46 million for the year, comfortably within our guidance range of $2.4 to $2.55 million. This record EBITDA is comprised of reported EBITDA of $1.6 million and approximately $900,000 in added back items, consisting of certain separation pay, software licensing contingency charges, and non-cash compensatory option expense incurred primarily in the early part of the year.

                  Let's focus now on the quarter in more detail. The fourth quarter has traditionally been a slightly weaker revenue quarter for ProxyMed compared to our third quarter, but for this year we bucked that trend. As just noted, ProxyMed recorded revenues of $12.8 million for the fourth quarter, an increase of 47 percent over last year's fourth quarter revenues of $8.7 million, and in increase of 8 percent over our normally stronger third quarter.

                  This performance was fueled by an 80 percent revenue increase in Healthcare Transaction Services, which rose from $3 million last year, to $5.4 million this year. In addition, we saw a 30 percent revenue increase in our Laboratory Communication Solutions segment, from $5.7 million last year to $7.4 million this year.

                  In terms of transaction growth during the quarter, we processed 26.5 million clinical and financial transactions through ProxyNet, our secure national health care information network, representing a 72 percent increase over the fourth quarter of 2000. For the full year, we processed 88 million transactions, an increase of 48 percent over last year. And as Mike said, we end the year with an annualized run rate of 106 million transactions.

                  Consistently improving our EBITDA margins is the main focus of ProxyMed, especially as we move forward. To accomplish this goal, we are pursuing three main tactics. First, we are seeking to improve our revenue mix by eliminating certain non-core and low margin activities. This may have a modestly negative effect on the first quarter of 2002 revenue, but over the course of 2002, it will allow us to drive higher quality core growth. Secondly, as we deliver this higher quality core growth, our incremental margins on new transactions are quite high. We are able to efficiently leverage investments that we have made in our technology and infrastructure to support our rapidly increasing transaction growth. And in all areas of the company we continuously strive for operational efficiencies as a way to improve our EBITDA margins. For example, with our recent payoff of our obligation to the former owner of MDP, we can now execute on additional integration efficiencies, thereby improving the margin on that book of business.


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                  On the SG&A side, although we are very vigilant about keeping our expenses in check, we continue to make selective investments, such as growing our very successful Payer Services sales team to drive our revenue growth. Consolidated SG&A expenses were $5.3 million for the quarter, down from $6.2 million in the fourth quarter of last year. On an annual basis, SG&A expenses as a percentage of revenues, dropped from 81 percent to 49 percent as our business both matured and achieved economies of scale and operational synergies.

                  As a result of these initiatives, reported EBITDA profits for the fourth quarter increased to $930,000, compared to a reported EBITDA loss of $624,000 for the fourth quarter of 2000. The improvement in EBITDA also represents an increase of 23 percent over last quarter's EBITDA performance which was a record of $754,000.

                  Looking below the EBITDA line, as we have noted before, starting January 1st, 2002, we adopted the new FASB 142 rules regarding goodwill amortization. As a result, our depreciation and amortization will be reduced by roughly $800,000 per quarter to around $600,000. In addition to non-cash D&A charges, we had non-cash dividend charges of $4 million for the quarter. This resulted primarily from the charge associated with our Series C Conversion Offer, which officially ended on Monday.

                  As you know in December, we commenced an offer to convert the outstanding 1.4 million shares of our Series C preferred stock into common stock as the final phase of cleaning up our capital structure. I'm very happy to report that we had almost 99 percent of those outstanding shares converted under the terms of the deal. The few remaining unconverted shares are basically reduced to the same rights as common shareholders: anti-dilution provisions have been waived and the Board will not declare any more dividends. And in 2001, the dividends totaled $1.6 million.

                  While the conversion was a great success, the timing of all the conversions did have one negative result. Because we had only 83 percent converted through December 31st, we will have to take a $600,000 non-cash deemed dividend charge in the first quarter of 2002 for those shareholders that converted after year end. Given that we had very nominal interest charges and we'll not be a tax payer for many years due to our accumulated net operating losses of over $60 million, we expect to obtain positive EPS on a monthly basis in early 2002. While it is probable that the non-cash deemed dividend charge will prevent us from achieving positive EPS for the first full quarter of 2002, we are comfortable that we will deliver positive EPS for the second quarter.

                  With the conversion behind us, the year long cleanup of our capital structure is complete and we start 2002 with the following capital structure as of today:

                           -        5.1 million common shares outstanding;

                           -        20,000 common shares underlying the
                                    remaining Series C preferred stock;

                           -        842,400 stock options; and

                           -        189,000 warrants.

                  All totaling 6.2 million fully diluted shares. Remember that during the year, we had undertaken two successful warrant exchanges, a 1-for-15 reverse stock split, and a private placement of common stock in which we raised almost $8 million from nine U.S. and Canadian institutional investors. The bottom line is that we have an attractive capital structure starting out this new year.

                  As of today, our S-3 that we filed for the registration of the shares sold in the December private placement, the premium shares paid in the Series C Conversion Offer and the shares issued as a result of our Series C warrant exchange completed last summer is now effective. On this point, we received several inquiries about the potential for increased selling pressure on the stock due


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                  to the increased number of shares now fully registered and free from lockup tomorrow, February 15th. While we do not control the individual decisions of our shareholders, we do believe that most of our investors are in the stock with a long-term horizon as they realize ProxyMed's potential for future success.

                  Additionally, one important item to note, is that since June 2001, any preferred holder was free to convert to common and sell without any restrictions or lockup, yet we haven't seen any significant selling of these shares. Again, leading us to believe that these investors are comfortable with the future of the company. Additionally, based upon the latest information available, insider and affiliate ownership is approximately 23 percent, and there are approximately 4 million shares of public float, although we continue to be thinly traded. Institutional ownership has grown nicely to over 19 percent from almost 5 percent a year ago, and we believe that this number is actually higher.

                  Finally, to wrap up the financial discussion, at December 31st our cash position was over $12.6 million. Subsequent to year end, we did payoff our $7 million obligation to the former owner of MDP. Overall for 2001, we generated approximately $850,000 in operating cash flows. In 2001, we also spent $1.4 million on capital expenditures, primarily related to network and security upgrades and software to support new products and services.

                  From a financial standpoint, we accomplished all of our goals that we established at the beginning of the year: achieved positive cash flow, achieved positive EBITDA, accelerate core growth, cleanup the capital structure, and deliver within our guidance. We end the year in the strongest financial position the company has ever been in. Having been with ProxyMed for almost six years now, I can clearly say that this was the most exciting year thus far.

                  Thank you very much, and I'll now turn it over to Nancy for her operational review.

Nancy Ham:        Thank you, Judd. As we've just been discussing, we continue to make great progress in the fourth quarter with our operational plan. Let me start by discussing our Healthcare
                  Transactions Segment, which includes our Payer Services and Prescription Services divisions.

                  In this segment, we concentrated in the past quarter primarily on core growth, especially with our program for smaller physicians called FOCUS, and through our cross selling initiatives. As a result, we increased the breadth and depth of our network once again in the quarter. On the front-end, or physician side of the network, we've formalized our proven methodologies for targeting, acquiring, retaining and maximizing small physician practices into a program we call FOCUS. We believe that we're unique in our industry for both our targeting of small physician practices which are those with one-to-nine doctors, and our ability to convert these small practices to successful electronic transaction submitters.

                  A few key statistics: We have today over 60,000 direct physician clients. With over 90 percent of our submitting sites fitting that small physician profile of one-to-nine doctors. And once we sign a small physician practice, we have 85 percent of them in active production within 30 days. With their satisfaction rating of the sales and implementation process being a very positive 94 out of 100. And, finally, and perhaps most importantly, once we have these small practices, we keep them, with our annual attrition rate being less than 5 percent.

                  Using this proven FOCUS methodology, our sales team had another great quarter, being over quota on both the number of new physicians and the number of services sold. The sales team added almost 1,500 new physicians to our network in the quarter. In addition, we added 17 new strategic partners, who we call Electronic Commerce Partners, representing another 3,000 indirect physicians in multiple markets. This brings out total of active Electronic Commerce Partners to 131. And on the back-end of the network, we signed six new payers, bringing our total of direct payer connections to 343.


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                  In addition to this internal growth, we also effectively grew the breadth of our network through strategic opportunities.
                  In late Q3 and early Q4, we had a very successful implementation of our EDS partnership, which enabled us to offer our financial transaction services to clients at the EDS operated Maryland Health Information Network. In just 60 pretty hectic days we added almost 500 offices with over 1,500 physicians. Truly a great job by the whole team. As a result of these activities, we ended the year with direct relationships with almost 60,000 physicians and indirect relationships with another 40,000.

                  While adding additional physicians certainly remains a core part of our growth strategy, we are perhaps even more focused on accelerating our cross-selling initiatives. Today we have ten separate financial administrative and clinical value added services for a physician office. But the majority of our customers today are using only one or two of these services. Obviously, this represents tremendous untapped potential with our existing physician base. We could more than triple our revenue, driving very nice incremental margins along the way, if we could just move our customer base from doing on average a little over one service with us to doing even just three. As a sign that we are getting more effective at improving these services, in the fourth quarter we had our best quarter ever here with new physicians signing up on average for 2.4 services.

                  Shifting now to Prescription Services. Although 2001 was a challenging year, we remain enthusiastic about the longer term prospects of electronic prescribing. And in fact, the fourth quarter was our best quarter in well over a year in terms of increasing the depth of our network. With our new relationship with eRx Network, we can reach an additional 9,000 pharmacies, which now for the first time ever can participate in electronic prescribing. The first eRx customer, Publix, went into production in the fourth quarter and looking ahead in 2002 we expect to see a steady stream of eRx pharmacies turning on their new electronic prescribing capabilities. With this new partnership, our network can now reach pharmacies to fill one in three prescriptions in the United States. And we ended 2001 with active physician customers in 27 states, up from 15 at the end of the second quarter.

                  Turning now to our Lab Communication Solutions business, we had a very good quarter. Revenues grew by 3 percent over the third quarter. While this sounds like modest growth, as Judd mentioned earlier, we normally experience actually a small fall off in revenue from Q3 to Q4 as labs begin their traditional year-end freeze on many expenditures. We were quite pleased with these results. And when compared to the same period a year ago, revenue was up a strong 30 percent demonstrating the progress that we've made with new products and stronger customer relationships.

                  We do continue to see strength and opportunity in our core products and contract manufacturing business. We're getting better cross-selling here too, selling new recurring revenue services such as our Fleetwatch monitoring service to our device customers. In addition, the HIPAA privacy rules will create a significant opportunity to sell one-time upgrades to the over 150,000 intelligent devices manufactured by ProxyMed and in service at our lab customers today. We also believe that HIPAA will help to drive more rapid adoption of Internet technologies. And to take advantage of this opportunity, in the fourth quarter we brought to market a new product, ProxyLab which offers a flexible thick or thin implementation for both order entry and results reporting. We've already announced our first major distribution partnership for ProxyLab with ARUP Laboratories, a leading specialty testing company, with over 1,000 hospital lab clients.

                  All in all, we had a terrific quarter here at ProxyMed, both financially and operationally. And with that, I'll turn it back over to Mike.

Michael Hoover:   Thank you, Nancy. Once again, I must reiterate that in 2001, we truly turned the corner. As a result of the dedication and focus of our management team and associates, we have made this company a leading force in the healthcare connectivity marketplace. We met our revenue and EBITDA goals and we are poised to continue that success in the years to come. By focusing on


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                  the small physician practice, a niche that virtually no one else is going after, our business plan for 2002 and beyond can be realized. As Nancy discussed, over 250,000 physicians are in this small group practice setting that fall within our target demographic of one-to-nine physicians. This is an under-served market, and yet is precisely the market our payer and clinical partners are most interested in reaching.

                  We believe that by focusing on the following growth drivers, we will continue to gain penetration into this most important segment. We will continue to grow our direct provider base through our proven physician FOCUS program. We plan to cross-sell our financial and clinical services to our existing physicians and partners and we believe that if we could modestly increase the number of services used by our 60,000 direct physicians, we could double or even triple our current transaction revenues. We will leverage our unique clinical and financial transaction sets to deepen our partnership with payers and to execute one to two significant strategic partnerships each year. Payers represent an excellent partner for gaining penetration to the physicians. By offering private-label solutions that offer multiple services, ProxyMed can sell a one-stop solution to the physician. And we will continue to pursue strategic and accretive acquisitions. We have identified several potential candidates that will complement our current product and service offerings.

                  I am confident that with the approach just described, ProxyMed can meet our published goals of 25 to 35 percent revenue growth and 80 to 100 percent EBITDA growth, which for 2002 translates into revenue of $50 to $55 million and EBITDA of $6 to $7 million. We are clearly positioned to deliver the company's first ever positive EPS year. Beginning in February and with Q2 being the first full quarter of positive EPS.

                  Let me conclude by quoting our new mission statement here at ProxyMed. "ProxyMed solves the business problems of physician offices everyday by automating their financial, administrative and clinical transactions with their healthcare institution partners. We exceed customer expectations through our expertise, our proven methodologies and our dedication to service excellence." Today we here at ProxyMed firmly believe that we are the premier physician connectivity in our industry. We deliver a full suite of transactions to physicians' offices that no one else offers. And we provide our customers with unsurpassed customer service. With these attributes behind us, we are committed to becoming one of the only truly profitable companies in the industry.

                  That concludes our formal presentation and we would now like to open it up for any questions that you may have.

                  [Questions from participants and answers from management omitted]

Michael Hoover:   I want to thank you for everyone's time today. I do have one final point of interest, that we are setting our annual shareholders' meeting for May 22nd, 2002, here in Fort
                  Lauderdale and we'd like to invite everyone.


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